ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE

Abraxas Announces $11 Million Second Quarter Profit on Sequential Twelve Percent Increase in Production Despite Lower Oil Prices

SAN ANTONIO (August 9, 2012) – Abraxas Petroleum Corporation (NASDAQ:AXAS) today reported financial and operating results for the three and six months ended June 30, 2012 and provided an operational update.

Financial and Operating Results
Including Abraxas’ equity interest in Blue Eagle’s production, the three months ended June 30, 2012 resulted in:

•	Production of 388.7 MBoe (4,272 Boepd), up 12 % over Q1 2012, of which 54% was oil or natural gas liquids.

The three months ended June 30, 2012 resulted in:

•	Production of 358.5 MBoe (3,940 Boepd), excluding Abraxas’ equity interest in Blue Eagle’s production, a 10% increase over Q1 2012;
•	Revenue of $15.9 million;
•	EBITDA(a) of $8.9 million;
•	Discretionary cash flow(a) of $7.1 million;
•	Net income of $10.9 million, or $0.12 per share; and
•	Adjusted net income(a) of $1.9 million, or $0.02 per share.
•	Debt Covenant Metrics:
Working Captial 1.09:1.0 (min 1.0:1.0)
Debt to EBITDA 2.85:1.0 (max 4.0:1.0)
Interest Coverage 7.38:1.0 (min 2.5:1.0)
(a)	See reconciliation of non-GAAP financial measures below.

Net income for the quarter ended June 30, 2012 was $10.9 million, or $0.12 per share, compared to a net income of $8.9 million, or $0.10 per share, for the same period in 2011.

 Adjusted net income, excluding certain non-cash items, for the quarter ended June 30, 2012 was $1.9 million or $0.02 per share, compared to adjusted net income, excluding certain non-cash items, of $1.0 million or $0.01 per share for the same period in 2011.  For the quarters ended June 30, 2012 and 2011, adjusted net income excludes the unrealized gain on derivative contracts of $10.3 million and $8.0 million respectively.  Also excluded is a full cost impairment on Canadian assets of $1.3 million for the quarter ended June 30, 2012.

Unrealized gains or losses on derivative contracts are based on mark-to-market valuations which are non-cash in nature and may fluctuate drastically period to period.  As commodity prices fluctuate, these derivative contracts are valued against current market prices at the end of each reporting period in accordance with Accounting Standards Codification 815, “Derivatives and Hedging,” as amended and interpreted, and require Abraxas to record an unrealized gain or loss based on the calculated value difference from the previous period-end valuation.  For example, NYMEX oil prices on June 30, 2012 were $84.96 per barrel compared to $103.02 on March 31, 2012.

Operational Update:

Rocky Mountain – North Dakota / Montana
In McKenzie County, the Company owned drilling rig is preparing to spud the Jore Federal 2-11 3H in which Abraxas owns an approximate 76 percent working interest, after successfully drilling the Ravin 26-35 2H and Ravin 26-35 3H to total depths of approximately 21,000 feet including approximate 10,000 foot laterals.  Abraxas owns an approximate 49 percent working interest in the Ravin wells.  These three wells, all located on the same pad, are scheduled to be fraced in late September or early October, with production shortly thereafter.

Elsewhere in the Bakken/Three Forks play, during the second quarter of 2012, 5 gross (.08 net) non operated wells came on line and at quarter end 1 gross (.01 net) non operated well was completing.  Additionally, we have recently agreed to participate in 5 gross (.11 net) wells that have yet to spud.

Rocky Mountain – Wyoming
In Campbell County, the Hedgehog State 16-2H, a horizontal well in the Turner formation in which we own a 100 percent working interest continues to produce approximately 395 BOEPD (35 percent oil and 13 percent natural gas liquids) with little decline.

West Texas – Spires Ranch
In a continuation of the horizontal Strawn Lime play initiated by Abraxas several years ago, the Spires Ranch 89-1H well is currently drilling the lateral at a measured depth of 7,424 feet toward an objective depth of 10,400 feet including a 3,400 foot lateral section.  Abraxas owns a 100 percent working interest in the approximate 5,500 acres Spires Ranch lease.

Canada – Pekisko
In Alberta, Canada, Canadian Abraxas has six horizontal Pekisko wells on production, although two of which have yet to be fracture stimulated.  Due to the recent steep decline in oil prices, the decision was made to postpone significant additional capital expenditures until oil prices improve in the field.

Also in Alberta, the Company previously announced the acquisition of over 20,000 net acres in an emerging oil shale play similar in character to the Eagle Ford oil window in South Texas.  We are still in negotiations to acquire additional leasehold interests in the play and upon conclusion of these negotiations,  we will be in a position to announce the location of this exciting new play.  Recently three wells have been permitted in the play by other operators.

Comments
“The operations success during the second quarter along with the Eagle Ford and West Texas transactions announced yesterday, should place Abraxas into a position to continue substantive production growth on into the future using cash flow augmented by prudent use of availability under our existing bank line, ” commented Bob Watson, Abraxas’ President and CEO.

Conference Call
Abraxas invites you to participate in a conference call on Thursday, August 9, 2012 at 2:00 p.m. CT (3:00 pm. ET) to discuss the contents of this release and respond to questions.  Please dial 1.888.679.8038 passcode 95248322, 10 minutes before the scheduled start time, if you would like to participate in the call.  The conference call will also be webcast live on the Internet and can be accessed directly on the Company’s website at www.abraxaspetroleum.com under Investor Relations.  In addition to the audio webcast replay, a transcript of the conference call will be posted on the Investor Relations section of the Company’s website approximately 24 hours after the conclusion of the call and will be accessible for at least 60 days.

Abraxas Petroleum Corporation is a San Antonio based oil and gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for its oil and gas.  In addition, Abraxas’ future oil and gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission (“SEC”) during the past 12 months.

FOR MORE INFORMATION CONTACT:
Robert L. G. Watson
Telephone 210.490.4788
rwatson@abraxaspetroleum.com
www.abraxaspetroleum.com

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675

ABRAXAS PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS
(UNAUDITED)

(In thousands except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Financial Results:
Revenues	$15,938	$16,656	$32,331	$30,504
EBITDA(a)	8,882	7,402	16,948	14,155
Discretionary cash flow(a)	7,149	5,588	13,562	10,276
Net income (loss)	10,903	8,937	11,720	(1,082)
Net income (loss) per share – basic	$0.12	$0.10	$0.13	$(0.01)
Adjusted net income (loss)(a)	1,913	978	3,606	1,937
Adjusted net income (loss) per share(a) – basic	$0.02	$0.01	$0.04	$0.02
Weighted average shares outstanding – basic	91,808	91,409	91,775	88,653

Production:
Crude oil per day (Bopd)	1,735	1,394	1,673	1,342
Natural gas per day (Mcfpd)	11,307	11,622	10,895	11,597
Natural gas liquids per day (Bblpd)	320	58	276	51
Crude oil equivalent per day (Boepd)	3,940	3,389	3,764	3,326
Crude oil equivalent (MBoe)	358.5	308.4	685.1	602.1
Crude oil equivalent per day (Boepd)(b)	4,272	3,845	4,044	3,758
Crude oil equivalent (MBoe)(b)	388.7	349.9	735.9	680.2

Realized Prices, net of realized hedging activity:
Crude oil ($ per Bbl)	$69.31	$77.46	$70.86	$74.33
Natural gas ($ per Mcf)	5.24	5.70	5.42	5.67
Natural gas liquids ($ per Bbl)	37.53	52.28	40.20	50.28
Crude oil equivalent ($ per Boe)	48.61	52.31	50.12	50.55

Expenses:
Lease operating ($ per Boe)	$15.01	$18.05	$16.52	$15.91
Production taxes (% of oil and gas revenue)	9.3%	8.6%	9.2%	8.8%
General and administrative, excluding stock-based compensation ($ per Boe)	4.69	5.64	4.53	6.68
Cash interest ($ per Boe)	3.21	3.97	3.25	4.51
Depreciation, depletion and amortization ($ per Boe)	15.00	12.26	14.91	11.98

(a)	See reconciliation of non-GAAP financial measures below.
(b)	Includes Abraxas’ equity interest in Blue Eagle’s production.

BALANCE SHEET DATA

(In thousands)	June 30, 2012	December 31, 2011

Cash	$308	$—
Working capital (a)	(15,001)	(14,404)
Property and equipment – net	203,162	179,552
Total assets	253,295	241,150

Long-term debt	136,664	126,258
Stockholders’ equity	75,374	62,651
Common shares outstanding	92,335	92,261

(a)	Excludes current maturities of long-term debt and current derivative assets and liabilities.

ABRAXAS PETROLEUM CORPORATION

STATEMENTS OF OPERATIONS
(UNAUDITED)

(In thousands except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Oil and gas production revenues	$15,934	$16,653	$32,313	$30,500
Other	4	3	18	4
	15,938	16,656	32,331	30,504
Operating costs and expenses:
Lease operating	5,382	5,566	11,316	9,581
Production taxes	1,489	1,426	2,985	2,680
Depreciation, depletion, and amortization	5,380	3,780	10,218	7,210
Impairment	1,306	—	1,306	—
General and administrative (including stock-based compensation of $722, $706, $1,199 and $1,069)	2,404	2,446	4,305	5,092
	15,961	13,218	30,130	24,563
Operating income (loss)	(23)	3,438	2,201	5,941

Other (income) expense:
Interest income	(1)	(2)	(2)	(4)
Interest expense	1,270	1,336	2,465	2,941
Amortization of deferred financing fees	266	770	296	1,270
(Gain) loss on derivative contracts - realized	(914)	1,113	(866)	1,228
(Gain) loss on derivative contracts – unrealized	(10,296)	(7,959)	(9,420)	3,019
Equity in (income) loss of joint venture	(1,251)	(769)	(2,034)	(1,518)
Other	—	12	42	87
	(10,926)	(5,499)	(9,519)	7,023
Net income (loss)	$10,903	$8,937	$11,720	$(1,082)

Net income (loss) per common share - basic	$0.12	$0.10	$0.13	$(0.01)
Net income (loss) per common share - diluted	$0.12	$0.10	$0.13	$(0.01)

Weighted average shares outstanding:
Basic	91,808	91,409	91,775	88,653
Diluted	93,263	93,506	93,448	88,653

ABRAXAS PETROLEUM CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

To fully assess Abraxas’ operating results, management believes that, although not prescribed under generally accepted accounting principles ("GAAP"), discretionary cash flow and EBITDA are appropriate measures of Abraxas' ability to satisfy capital expenditure obligations and working capital requirements.  Discretionary cash flow and EBITDA are non-GAAP financial measures as defined under SEC rules. Abraxas' discretionary cash flow and EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity.  As discretionary cash flow and EBITDA exclude some, but not all items that affect net income and may vary among companies, the discretionary cash flow and EBITDA presented below may not be comparable to similarly titled measures of other companies.  Management believes that operating income calculated in accordance with GAAP is the most directly comparable measure to discretionary cash flow and EBITDA; therefore, operating income is utilized as the starting point for these reconciliations.

Discretionary cash flow is defined as operating income plus depreciation, depletion and amortization expenses, non-cash expenses and impairments, cash portion of other income (expense) less cash interest. The following table provides a reconciliation of discretionary cash flow to operating income for the periods presented.

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating income	$(23)	$3,438	$2,201	$5,941
Depreciation, depletion and amortization	5,380	3,780	10,218	7,210
Impairment	1,306	—	1,306	—
Stock-based compensation	722	706	1,199	1,069
Realized gain (loss) on derivative contracts	914	(1,113)	866	(1,228)
Cash interest	(1,150)	(1,223)	(2,228)	(2,716)
Discretionary cash flow	$7,149	$5,588	$13,562	$10,276

EBITDA is defined as net income (loss) plus interest expense, depreciation, depletion and amortization expenses, deferred income taxes and other non-cash items.  The following table provides a reconciliation of EBITDA to operating income for the periods presented – see consolidated statements of operations for a reconciliation of net income (loss) to operating income.

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Operating income	$(23)	$3,438	$2,201	$5,941
Depreciation, depletion and amortization	5,380	3,780	10,218	7,210
Impairment	1,306	—	1,306	—
Stock-based compensation	722	706	1,199	1,069
Realized gain (loss) on derivative contracts(a)	1,497	(522)	2,024	(65)
EBITDA	$8,882	$7,402	$16,948	$14,155

(a)	Excludes realized gain (loss) associated with interest rate derivative contract.

This release also includes a discussion of “adjusted net income (loss), excluding certain non-cash items,” which is a non-GAAP financial measure as defined under SEC rules.  The following table provides a reconciliation of adjusted net income (loss), excluding ceiling test impairment and change in unrealized derivative contracts, to net income (loss) for the periods presented.  Management believes that net income (loss) calculated in accordance with GAAP is the most directly comparable measure to adjusted net income (loss), excluding certain non-cash items.

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net income (loss)	$10,903	$8,937	$11,720	$(1,082)
Impairment	1,306	—	1,306	—
Loss (gain) on unrealized derivative contracts	(10,296)	(7,959)	(9,420)	3,019
Adjusted net income (loss), excluding certain non-cash items	$1,913	$978	$3,606	$1,937
Net income (loss) per share – basic	$0.12	$0.10	$0.13	$(0.01)
Adjusted net income (loss), excluding certain non-cash items, per share – basic	$0.02	$0.01	0.04	0.02